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                                                                   Exhibit 5.1



                                 July 11, 1997


W.R. Carpenter North America, Inc.
1775 Park Street
Selma, California 93662


        Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

        We are acting as counsel for W.R. Carpenter North America, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to $105,000,000 aggregate principal amount of the Company's 10 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"). The Exchange Notes are being issued pursuant to that certain Indenture dated as of June 10, 1997 among the Company, the Guarantors named therein and U.S. Trust Company of California, N.A., and that certain Registration Rights Agreement, dated as of June 10, 1997, among the Company, UpRight, Inc., Horizon High Reach Inc., and UpRight Foreign Sales Corporation, and CIBC Wood Gundy Securities Corp. and BancAmerica Securities, Inc. In this regard, we have participated in the preparation of a Registration Statement on Form S-4 (Registration No. 33-______) relating to such Exchange Notes. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

        We are of the opinion that the Exchange Notes to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute binding obligations of the Company.

        The opinion expressed above is subject to the exceptions that enforceability of the Notes may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally, (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law, and (iii) the effectiveness, on public policy grounds of indemnities under federal and state securities laws.
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W.R. Carpenter North America, Inc.
July 11, 1997
Page 2



        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                             Very truly yours,



                                             /s/ Pillsbury Madison & Sutro LLP


[E-06503]